Exhibit 19.1

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

INSIDER TRADING POLICY

ADOPTED ON JUNE 1, 2022

Introduction

Federal and state securities laws prohibit the purchase or sale of the securities of J.P. Morgan Real Estate Income Trust, Inc. (including any subsidiaries thereof, the “Company”) anywhere in the world by persons who are aware of material, nonpublic information about the Company. These laws also prohibit persons who are aware of such material, nonpublic information from disclosing such information to others who may trade on the basis thereof (i.e., “tipping”). The Board of Directors of the Company (the “Board”) has adopted this policy statement (this “Policy”) both to support the Company’s obligation to prevent insider trading by all personnel and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. It is important to note that this Policy imposes restrictions that are in addition to, and not in lieu of, any other applicable pre-clearance and reporting requirements established by the Company.

The adoption of this Policy is not intended to discourage ownership of the Company’s securities. This Policy creates a framework for investing in the Company’s securities while safeguarding the Company’s confidential information and helping avoid the severe consequences associated with violations of the insider trading laws.

This Policy shall be administered by the Compliance Department of J.P. Morgan Investment Management Inc. (the “Adviser”).

Persons Subject to the Policy

This Policy applies to the following persons (collectively, “Covered Persons”):

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all members of the Board;

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the Adviser;

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all employees of the Company, if any;

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all employees of the Adviser (including part-time and temporary employees, consultants and independent contractors) who provide services to the Adviser in respect of the Company;

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any other affiliate (and its employees) of the Adviser who provides services to the Adviser in respect of the Company;

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any family members of a Covered Person who reside with such Covered Person (including a child away at college), anyone else who lives in such Covered Person’s household, and any family members who do not live in such Covered Person’s household but whose transactions in the Company’s securities are directed by such Covered Person or are subject to a Covered Person’s influence or control (collectively, “Covered Family Members”); and

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any entities, including any corporations, partnerships or trusts, that a Covered Person influences or controls (“controlled entities”).

You are responsible for the transactions of your Covered Family Members and controlled entities, and you should therefore make them aware of the need to confer with you before they trade in the Company’s securities. You should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions Subject to the Policy

This Policy applies to transactions in the Company’s securities, including the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue, including convertible securities and warrants, debt securities such as debentures, bonds and notes, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options and swaps relating to the Company’s securities.

The Consequences of Noncompliance

Violations of Law. Covered Persons who engage in transactions in the Company’s securities in violation of this Policy or applicable law may be subject to the following penalties under U.S. law:

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Disgorgement of profits;

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A civil penalty of up to three times the profit gained or loss avoided;

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A criminal fine of up to $5,000,000 (no matter how small the profit); and

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A prison sentence of up to 20 years.

A person who passes along, or “tips,” information to a person who then trades (a “tippee”), is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee’s trading.

Company-Imposed Sanctions. The failure of a Covered Person to comply with this Policy may subject such Covered Person to sanctions by the Company, up to and including dismissal for cause, whether or not the failure to comply results in a violation of applicable law.

Policy on Insider Trading

It is the policy of the Company that no Covered Person who is aware of material, nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:

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buy or sell securities of the Company (including the Company’s common and preferred stock, any options to purchase common stock, and any other type of securities that the Company may issue), other than as expressly exempted by this Policy, or engage in any other action to take personal advantage of the material, nonpublic information;

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recommend the purchase or sale of Company securities;

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disclose such material, nonpublic information to persons within the Company whose jobs do not require them to have that information, or to others outside the Company (including family and friends), unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized disclosure of information; or

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assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of material, nonpublic information about another company (such as an issuer of securities included in the Company’s portfolio, clients or vendors of the Company or a company with which the Company may be negotiating a major transaction such as an acquisition, investment or sale) may trade in that other company’s securities or tip the information to others until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.

Unless you have been provided guidance to the contrary from the Compliance Department, you may not trade in the Company’s securities while you are aware of material, nonpublic information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information.

Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure or because they are small transactions) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and in any event even the appearance of an improper transaction must be avoided in order to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

Definition of material, nonpublic information. Material, nonpublic information has two important elements: (i) materiality, and (ii) public availability, each of which is discussed separately below.

When Information is “Material.” There is no bright-line rule on what constitutes “material” information. However, generally “material” information means information that a reasonable investor would consider important in making a decision on whether to buy, sell, or hold a security. Any information that could reasonably be expected to affect the Company’s stock price (assuming the Company’s stock was listed on a securities exchange), whether it is positive or negative, should also be considered material. Some examples of information that ordinarily would be regarded as material are:

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financial performance, especially quarterly and year-end results of operations, and significant changes in financial performance, conditions or liquidity;
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projections of future earnings or losses or other earnings guidance;

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changes in previously released earnings estimates or guidance;

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earnings that are inconsistent with the consensus expectations of the investment community;

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a pending or proposed merger, acquisition or tender offer, or an acquisition or disposition of significant assets;

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a change in dividend policy or an offering of additional securities;

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bank borrowings or other financing transactions out of the ordinary course;

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a change in senior management, executive officers or board of directors of the Company, or the officers of the Adviser;

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a significant cyber security breach;

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a change in auditors or notification that the auditor’s reports may no longer be relied upon;

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pending or threatened significant litigation, or the resolution thereof; and

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impending bankruptcy or severe liquidity problems.

When Information is “Public.” Information is considered to be available to the public only after it has been widely disseminated to the marketplace (e.g., by press release, webcast conference or a filing with the Securities and Exchange Commission (the “SEC”). By contrast, information would likely not be considered widely disseminated to the marketplace (i.e., “nonpublic”) if it is available only to the Company or the Adviser’s employees, or if it is available only to a select group of analysts, brokers and institutional investors. Once information has been widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. To avoid the appearance of impropriety, and as a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material, nonpublic information.

Under SEC rules, except in limited circumstances, the prohibition against trading while in possession of material, nonpublic information is true regardless of whether the information is “used” or otherwise relied upon in making the decision to trade.

Pre-Clearance Procedures

The Pre-clearance Group (as defined in the Addendum attached hereto) may not engage in any transaction involving Company securities (including a stock plan transaction) without first obtaining pre-clearance of the transaction in accordance with the pre-clearances procedures set forth in the Addendum.

Transactions Under Company Plans

Restricted Stock Awards / Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of shares resulting from the vesting of restricted stock or restricted stock units.

Stock Option Exercises. This Policy does not apply to the exercise of a stock option. This Policy does apply, however, to any subsequent sale of the stock received upon the exercise of an option, as well as the sale of stock as part of a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise and/or taxes.

Direct Stock Purchase and Dividend Reinvestment Plan. This Policy does not apply to purchases of Company shares resulting from (i) your reinvestment of dividends or distributions paid on Company securities, or (ii) regular automatic debit transactions, under any Company or broker-sponsored dividend or distribution reinvestment plan (“DRIP”). This Policy does apply, however, to voluntary purchases of

Company shares resulting from additional contributions you choose to make to any such DRIP, and to your election to participate in the DRIP or to increase or decrease your level of participation in the DRIP. This Policy also applies to your sale of any Company shares purchased pursuant to the DRIP.

Share Repurchase Plan. This Policy applies to repurchases of the Company shares pursuant to and in accordance with the terms of the Company’s share repurchase plan for public stockholders as described in the Company’s registration statement on Form S-11 for its continuous public offering of shares of its common stock, as amended from time to time.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in the Company’s securities or in certain other types of transactions that may lead to inadvertent violations of the insider trading laws or create the appearance of improper conduct. Accordingly, your trading in Company securities is subject to the following additional restrictions.

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Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

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Standing Orders. Standing orders (other than orders pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) should be used only for a very brief period of time (not longer than one trading day). A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, nonpublic information may result in unlawful insider trading.

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Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material, nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Compliance Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Broker Discretionary Accounts. Certain accounts known as “broker discretionary accounts” or “managed accounts” allow a broker, rather than the account holder, discretion over trading of securities within the account. Because a purchase or sale of Company securities may occur in such an account at a time when you are aware of material, nonpublic information or otherwise are not permitted to trade in Company securities, you are required to direct any broker who has been granted discretionary power over your account not to purchase or sell Company securities within such an account.

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Hedging Transactions. Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate your ability to profit from an increase in the value of the Company’s securities. Therefore, you are prohibited from engaging in any hedging or monetization transactions involving Company securities.

Requests for limited exceptions for the above transactions may be submitted to the Compliance Department.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment for so long as you are in possession of material, nonpublic information.

Individual Responsibility and Consequences of Non-Compliance

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material, nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company, the Legal and Compliance Department or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable federal and state securities laws. Individuals could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Each individual must acknowledge at least annually that he or she has received a copy of this Policy and has read and understands this Policy by signing the Receipt and Acknowledgement attached hereto as Exhibit A, and returning the same to the Compliance Department.

Assistance from the Company

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Department. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

Addendum

Directors, executive officers and certain other designated employees are subject to additional restrictions on their transactions in Company securities. These restrictions are described in the separate Addendum to this Policy attached hereto.

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

ADDENDUM TO INSIDER TRADING POLICY

PRE-CLEARANCE PROCEDURES

ADOPTED ON JUNE 1, 2022

General

The Company’s Board of Directors has adopted this Addendum to the Company’s Insider Trading Policy (this “Addendum”) to help prevent inadvertent violations of the U.S. federal securities laws and to avoid even the appearance of trading the Company’s securities on inside information. This Addendum is in addition to and supplements the Policy. Defined terms used in this Addendum have the meanings set forth in the Policy.

Pre-clearance Groups

The pre-clearance procedures described in this Addendum apply to (the “Pre-clearance Group”):

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members of the Board;

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executive officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 (the “executive officers”); and

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the Covered Family Members of each of the persons described above.

Pre-clearance Procedures

The Pre-clearance Group may not engage in any transaction involving Company securities (including a stock plan transaction) at any time without first obtaining pre-clearance of the transaction in accordance with the pre-clearances procedures set forth in this Addendum. Requests for pre-clearance by members of the Pre-clearance Group (including requests on behalf of their respective Covered Family Members) must be made to the Compliance Department and should be submitted at least two (2) business days in advance of the proposed transaction. These pre-clearance procedures are in addition to any regular pre-clearance procedures administered by the Compliance Department. The Compliance Department is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The fact that a particular transaction has been approved by the Compliance Department does not indicate that such transaction complies with the federal securities laws and will not insulate the person engaging in the transaction from liability if it in fact the transaction violates such laws.

Post-Termination Transactions

If you are aware of material, nonpublic information when you terminate service as a director, officer or other employee of the Company or the Adviser or one of its affiliates, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to transactions in Company securities upon the expiration of any blackout period that is applicable at the time of a person’s termination of service.

Ask for Company Assistance

Any person who has a question about this Addendum or its application to any proposed transaction may obtain additional guidance from the Compliance Department.

EXHIBIT A

RECEIPT AND ACKNOWLEDGEMENT

I hereby acknowledge that I have received, carefully read and understand the “Insider Trading Policy” of J.P. Morgan Real Estate Income Trust, Inc. dated June 1, 2022, and agree to comply in all respects with all such procedures to which I am subject. I understand that violation of insider trading laws or regulations may subject me to severe civil and/or criminal penalties.

I understand that the Legal and Compliance Department is available to answer any questions I have regarding the Insider Trading Policy.

Signature Date

Name (please print)

VIOLATION OF THE INSIDER TRADING POLICY DESCRIBED ABOVE MAY RESULT IN CRIMINAL AND CIVIL PENALTIES. IF YOU HAVE ANY QUESTIONS ABOUT THESE POLICIES OR WHETHER YOU MAY BUY OR SELL ANY SECURITY AT A PARTICULAR TIME, PLEASE CONTACT THE Compliance Department BEFORE YOU TAKE ANY ACTION WHICH MAY BE PROHIBITED.